Exhibit 11
OPINION & CONSENT OF ROPES & GRAY LLP
ROPES & GRAY LLP
One Metro Center
700 12th Street, N.W.
Suite 900
Washington, D.C. 20005
WRITER’S DIRECT DIAL NUMBER: (202) 508-4667
November 20, 2009
BB&T Funds
434 Fayetteville Street Mall, Fifth Floor
Raleigh, North Carolina 27601
Ladies and Gentlemen:
You have registered under the Securities Act of 1933, as amended (the “Act”) an indefinite number of shares of beneficial interest of BB&T Funds (the “Trust), as permitted by Rule 24f-2 under the Investment Company Act of 1940, as amended (the “1940 Act”). This opinion is being furnished in connection with the Registration Statement of the Trust on Form N-14 (the “Registration Statement”) with respect to BB&T Mid Cap Value Fund and Sterling Capital Small Cap Value Fund (each, an “Acquiring Fund” and, collectively, the “Acquiring Funds”), each a series of the Trust, being filed by the Trust today under the Act, relating to the proposed acquisition by BB&T Mid Cap Value Fund of substantially all of the assets of BB&T Mid Cap Growth Fund and the proposed acquisition by Sterling Capital Small Cap Value Fund of substantially all of the assets of BB&T Small Cap Fund, and the issuance of shares of beneficial interest of specified classes of each Acquiring Fund in connection therewith (the “Shares”), all in accordance with the terms of the proposed Agreements and Plans of Reorganization in substantially the form included as Appendix A and Appendix B to the Proxy Statement/Prospectus that is part of the Registration Statement (collectively, the “Agreements and Plans of Reorganization”).
We act as counsel for the Trust and are familiar with the actions taken by its Board of Trustees to authorize the issuance of the Shares. We have examined the Agreements and Plans of Reorganization, your Declaration of Trust on file in the office of the Secretary of The Commonwealth of Massachusetts and the Clerk of the City of Boston. We have also examined a copy of your Bylaws and such other documents, receipts and records as we have deemed necessary for the purposes of this opinion. We have assumed the genuineness of the signatures on all documents examined by us, the authenticity of all documents submitted to us as originals and the conformity to the corresponding originals of all documents submitted to us as copies.
We have assumed, for purposes of this opinion, that, prior to the date of the issuance of the Shares, a registration statement for Class A, Class B and Class C Shares of the Sterling Capital Small Cap Value Fund will be effective and the Agreements and Plans of Reorganization will have been duly executed and delivered by each party thereto and will constitute a legal, valid and binding obligation of the parties thereto.
Based upon the foregoing, we are of the opinion that the issue and sale of the authorized but unissued Shares have been duly authorized under Massachusetts law. Upon the original issue and sale of your authorized but unissued Shares and upon receipt of the authorized consideration therefor in an amount not less than the net asset value of the Shares established and in force at the time of their sale, the Shares issued will be validly issued, fully paid and non-assessable.
BB&T Funds is an entity of the type commonly known as a “Massachusetts business trust.” Under Massachusetts law, shareholders could, under certain circumstances, be held personally liable for the obligations of the Trust. However, the Declaration of Trust provides for indemnification out of the property of a particular series of Shares for all loss and expenses of any shareholder of that series held personally liable solely by reason of his being or having been a shareholder. Thus, the risk of shareholder liability is limited to circumstances in which that series of Shares itself would be unable to meet its obligations.
We understand that this opinion is to be used in connection with the filing of the Registration Statement. We consent to the filing of this opinion with and as part of your Registration Statement.
Sincerely,

/s/ Ropes & Gray LLP // Ropes & Gray LLP